Exhibit 99.1

News Release

Axcelis Announces $100 Million Increase to Share Repurchase Authorization

BEVERLY, Mass.— Mar. 12, 2025—Axcelis Technologies, Inc. (Nasdaq: ACLS) a leading supplier of enabling ion implantation solutions for the semiconductor industry, announced today that its Board of Directors has approved an additional $100 million in share repurchase authorization. This approval brings the current outstanding repurchase authorization to $215 million.

“Axcelis has maintained a strong cash position supported by solid execution over the past several years. This increased share repurchase authorization reflects our confidence in the attractive long-term fundamentals of our business. We intend to use this authorization to increase the quarterly level of our share repurchase activity going forward, while continuing to maintain a strong balance sheet." said Russell Low, President and Chief Executive Officer.

Any decision to repurchase shares will be subject to market conditions and other factors, including legal and regulatory restrictions and required approvals, up to the aggregate amount authorized by the Board. Repurchases of the Company's common stock may be made from time to time under the SEC's Rule 10b-18. These shares may be purchased in the open market or through privately negotiated transactions. The Company may from time to time enter into Rule 10b5-1 trading plans to facilitate the repurchase of its common stock pursuant to its share repurchase program. The Company has no obligation to repurchase shares under the authorization. The Company may suspend or discontinue the repurchase program at any time.

Safe Harbor Statement

Statements made in this press release that are not of known historical fact are forward-looking statements and are subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995. These statements, which include our plans to execute a share repurchase program, are based on management's current expectations and should be viewed with caution. They are subject to various risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, including the continuing strength of our financial position and ability to make share repurchases, as well as the other risks and uncertainties that are described in the documents filed or furnished by us with the Securities and Exchange Commission, including specifically the risk factors described in our annual report on Form 10-K for the fiscal year ended December 31, 2024. The Company undertakes no obligation to update the information or statements made in this press release.

News Release

About Axcelis:

Axcelis (Nasdaq: ACLS), headquartered in Beverly, Mass., has been providing innovative, high-productivity solutions for the semiconductor industry for over 45 years. Axcelis is dedicated to developing enabling process applications through the design, manufacture and complete life cycle support of ion implantation systems, one of the most critical and enabling steps in the IC manufacturing process. Learn more about Axcelis at www.axcelis.com.

CONTACTS:

Investor Relations Contact:

David Ryzhik

Senior Vice President, Investor Relations and Corporate Strategy

Telephone: (978) 787-2352

Email: David.Ryzhik@axcelis.com

Press/Media Relations Contact:

Maureen Hart

Senior Director, Corporate & Marketing Communications

Telephone: (978) 787-4266

Email: Maureen.Hart@axcelis.com